Exhibit 99.4

Table of Contents

Unaudited Pro Forma Condensed Combined Financial Information	1

Unaudited Pro Forma Condensed Combined Balance Sheet	2

As of December 31, 2025	3

Unaudited Pro Forma Condensed Combined Statement of Operations	4

For the Period ended December 31, 2025	4

Notes to Unaudited Pro Forma Condensed Combined Financial Information	5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information (the “ Unaudited Pro Forma Financial Information”) has been prepared in accordance with Article 11 of Regulation S-X of the SEC based on the historical consolidated financial statements of the Company and US Salt Parent Holdings, LLC, and subsidiaries (such entities, taken together, comprising the salt production, manufacturing and distribution business of US Salt and its subsidiaries (“US Salt” or the “ Seller”)) as indicated below, and is intended to provide information about how the Transaction might have affected the Company’s historical consolidated financial statements.

On February 26, 2026, the Company completed the transaction with US Salt pursuant to the Purchase Agreement. US Salt is a leading provider in the evaporated salt market, specializing in the extraction, refinement, and packaging of specialty salts. Its products serve diverse sectors, including retail grocery, pharmaceuticals, industrial applications, and food service. Under the terms of the Purchase Agreement, the Company acquired US Salt for approximately $922 million (the “consideration transferred”). The cash portion of the consideration transferred (the “cash consideration”) was funded through a combination of $213 million in new term debt, $115 million in proceeds from its backstopped rights offering, $75 million in proceeds from sales of preferred units, and existing cash reserves (see Note 6). Out of the total consideration transferred of $922 million, the Company settled the sellers’ indebtedness of $210 million inclusive of accrued interest and unamortized issuance costs. The consideration transferred also includes $325 million in rollover equity (the “equity consideration”).

The Unaudited Pro Forma Balance Sheet as of December 31, 2025 combines the historical audited consolidated balance sheet of ContextLogic and the historical audited consolidated balance sheet of US Salt, each as of December 31, 2025, and depicts adjustments reflecting the accounting for the Transaction as if it had occurred on that date. The Unaudited Pro Forma Statement of Operations for the year ended December 31, 2025 reflects the combination of (i) the historical audited consolidated statement of operations of ContextLogic for the year ended December 31, 2025, with (ii) the historical audited consolidated statement of operations of US Salt for the year ended December 31, 2025, and depicts the adjustments reflected on the Unaudited Pro Forma Balance Sheet assuming those adjustments were made on January 1, 2025.

The Unaudited Pro Forma Financial Information has been developed from and should be read in conjunction with:

•	the accompanying notes to the Unaudited Pro Forma Financial Information;
•
the historical audited consolidated financial statements of ContextLogic for the year ended December 31, 2025, included in ContextLogic’s Annual Report on Form 10-K, filed with the SEC on March 5, 2026; and

•	the historical audited consolidated financial statements of US Salt for the year ended December 31, 2025, included elsewhere in this Form 8-K.

The adjustments reflected in the Unaudited Pro Forma Financial Information depicting the accounting for the Transaction is presented using the acquisition method of accounting, with ContextLogic as the accounting acquirer and US Salt as the acquiree. Under the acquisition method of accounting, the consideration transferred is allocated to the underlying tangible and intangible assets acquired and liabilities assumed of US Salt based mostly on their respective fair market values with any excess consideration transferred allocated to goodwill.

The Unaudited Pro Forma Financial Information is presented for informational purposes only. The information has been prepared in accordance with Article 11 of Regulation S-X of the SEC as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in the notes to the Unaudited Pro Forma Financial Information. Both ContextLogic and US Salt historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars.

The information is not necessarily indicative of the financial position and results of operations that actually would have been achieved had the Transaction occurred as of the dates indicated herein, nor do they purport to project the future financial position and operating results of the combined company. The Unaudited Pro Forma Financial Information also does not reflect the costs of any integration activities or cost savings or synergies expected to be achieved as a result of the Transaction, and, accordingly, do not attempt to predict or suggest future results.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2025
(In millions of U.S. dollars)

	Historical ContextLogic Holdings Inc.	Historical US Salt Parent Holdings, LLC	Purchase Accounting and Financing Adjustments	Notes	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	77	11	(597)	2A	35
			141	2A
			403	6A
Marketable securities	141	-	(141)	2A	-
Prepaid expenses and other current assets	-	1	-		1
Accounts receivable	-	12	-		12
Inventory	-	11	1	2D	12
Total current assets	218	35	(193)		60
Noncurrent assets
Property, plant and equipment	-	321	35	2C	356
Goodwill	-	28	922	2A	196
			(328)	2B
			(35)	2C
			(1)	2D
			(205)	2F
			(185)	2E
Intangible assets, net	-	17	328	2B	345
Right-of-use asset	-	2	-		2
Other noncurrent assets	-	5	-		5
Total noncurrent assets	-	373	531		904
Total assets	218	408	338		964
Liabilities, Redeemable Non-controlling Interest, and Equity
Current liabilities
Accrued liabilities	2	6	20	2I	28
Accounts payable	5	9	-		14
Current portion of lease liability	-	1	-		1
Current maturities of long-term debt	-	2	(2)	2F	2
			2	6A
Total current liabilities	7	18	20		45

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2025
(In millions of U.S. dollars)

	Historical ContextLogic Holdings Inc.	Historical US Salt Parent Holdings, LLC	Purchase Accounting and Financing Adjustments	Notes	Pro Forma Combined
Noncurrent liabilities
Long-term debt, net of current maturities	-	203	(203)	2F	211
			211	6A
Lease liabilities, non-current	-	1	-		1
Asset retirement obligation	-	1	-		1
Total noncurrent liabilities	-	205	8		213
Total liabilities	7	223	28		258
Redeemable non-controlling interest	78	-	75	6A	-
			(153)	2H
Total redeemable noncontrolling interest	78	-	(78)		-
Stockholder’s equity
Additional paid-in capital	3,484	182	325	2A	3,688
			(182)	2E
			115	6A
			(236)	2H
Accumulated deficit	(3,351)	3	(3)	2E	(3,371)
			(20)	2I
Total stockholder’s equity	133	185	(1)		317
Equity attributable to non-redeemable non-controlling interest	-	-	389	2H	389
Total equity	211	185	310		706
Total liabilities, redeemable non-controlling interest, and equity	218	408	338		964

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year ended December 31, 2025
(In millions of U.S. dollars, shares in thousands, except per share data)

	Historical ContextLogic Holdings Inc.	Historical US Salt Parent Holdings, LLC	Purchase Accounting and Financing Adjustments	Notes	Pro Forma Combined

Revenue	-	132	-		132
Cost of revenue	-	83	-		83
Gross profit	-	49	-		49
Operating expenses
General and administrative	31	16	22	3A	90
			1	3B
			20	3F
Total operating expenses	31	16	43		90
Operating income (loss)	(31)	33	(43)		(41)
Interest income (expense), net	8	(21)	13	3C	(18)
			(18)	6B
Income (loss) before provision for income taxes	(23)	12	(48)		(59)
Provision for income taxes	-	-	-	3D	-
Net income (loss)	(23)	12	(48)		(59)
Adjustments attributable to non-controlling interest	(7)	-	7	3E	-
Net loss (income) attributable to non-controlling interest	1	-	4	3E	5
Net loss per share attributable to common stockholders	(29)	12	(34)		(54)
Net loss per share attributable to common stockholders, basic and diluted	(1.09)				(1.19)
Weighted-average shares used in computing net loss per share attributable to common to stockholders, basic and diluted	26,586				45,285

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 – Basis of Presentation

The Transaction was accounted for using the acquisition method of accounting, as prescribed in ASC 805, under GAAP, which requires an allocation of the consideration transferred to the assets acquired and liabilities assumed, based on their fair values as of the date of the Transaction. As of the date of this Unaudited Pro Forma Financial Information, ContextLogic has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of US Salt’s assets to be acquired and liabilities to be assumed and the related allocations of consideration transferred. Upon completion of the valuation procedures, any revisions to the estimated fair values will be reflected in the Company’s financial statements, consistent with the acquisition accounting measurement period guidance. The final allocation of the consideration transferred may differ materially from the preliminary pro forma allocation presented herein, pending completion of the valuation analysis and related measurement period adjustments.

Note 2 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The following transaction accounting adjustments depict the accounting for the Transaction and are based on preliminary estimates that could change materially as additional information is obtained.

A. Consideration transferred and preliminary allocation of consideration transferred

Consideration transferred

The consideration transferred was $922 million as follows:

(In millions of U.S. dollars)	Amount
Estimated equity consideration[1]	$325
Cash consideration[2]	597
Total estimated consideration transferred	$922

1 Equity consideration comprises a combination of 15.48 million shares of the Company and 25.18 million LLC units of its consolidated subsidiary, ContextLogic Holdings, LLC, at an estimated value of $8.00 per share or unit as of February 26, 2026.

2 The existing cash reserves component available for cash consideration includes the proceeds from the sale of marketable securities investments of $141 million as of December 31, 2025.

Preliminary allocation of consideration transferred

The table below summarizes the preliminary allocation of consideration transferred to the assets acquired and liabilities assumed of US Salt for the purposes of the Unaudited Pro Forma Financial Information reflecting the accounting for the Transaction:

(In millions of U.S. dollars)
Assets:
Cash and cash equivalents	$11
Prepaid expenses and other current assets	1
Accounts receivable	12
Inventory	12
Other intangible assets	345
Property, plant and equipment, net	356
Right of use asset	2
Other noncurrent assets	5
Total assets	744

Liabilities:
Accrued liabilities	6
Accounts payable	9
Current portion of lease liability	1
Deferred taxes liability	-
Lease liabilities, noncurrent	1
Asset retirement obligations	1
Total liabilities	18

Net assets acquired (a)	726
Estimated consideration transferred (b)	922
Estimated goodwill (b) - (a)	$196

B. Estimated fair value of intangible assets adjustments

Represents the net adjustment to the estimated fair value of intangible assets acquired in the Transaction. Preliminary identifiable intangible assets in the Unaudited Pro Forma Financial Information consists of trademarks, customer relationships and contract assets. Management’s preliminary estimates represent step ups relating to the strength of US Salt existing in the market for over 100 years and able to diversify their relationships across end markets. The amortization is estimated over the median lives of comparable transactions and is calculated on a straight-line basis over the estimated useful life and is reflected as a pro forma adjustment in the Unaudited Pro Forma Statements of Operations. The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions.

	Estimated Fair Value	Estimated Useful Life
	(In millions of U.S. dollars)	(in years)
Trade name	27	10
Customer relationships	185	15
Contract assets	133	15
Total	345
Eliminate historical US Salt’s assets carrying value	(17)
Pro forma adjustment	328

C. Estimated fair value of property, plant and equipment adjustments

Management’s preliminary estimate of the fair value of property, plant, and equipment considers a step up of approximately 25% based on fair value adjustments performed on property, plant, and equipment in similar transactions of businesses in US Salt’s industry. The $35 million reflects an adjustment to the fair value estimate of property, plant, and equipment offset by the related increase in depreciation of $1 million for year ended December 31, 2025.

D. Estimated fair value of inventory adjustments

The adjustment to increase in inventories by $1 million reflects the adjustments to step up the pro forma balance for US Salt’s finished goods, and stockpile inventory to estimated fair value.

E.  Elimination of US Salt’s historical equity balances adjustments

Represents the elimination of US Salt’s historical equity balances.

F.  Settlement of US Salt’s outstanding indebtedness adjustment

Represents the settlement of US Salt’s outstanding indebtedness of $205 million, net of unamortized debt issuance pursuant to the terms of the Purchase Agreement.

G. Estimated deferred tax asset or liabilities

The income tax impact of the pro forma adjustments is zero due to the net operating loss carryforward position and the full valuation allowance against net deferred tax assets. The Company’s income taxes following the completion of the Transaction will be impacted by many factors including the legal entity structure implemented subsequent to the completion of the Transaction and may be materially different from the pro forma results. Adjustments to the Company's valuation allowance as a result of the Transaction, including the associated income tax benefit, are expected to be non-recurring. In determining its valuation allowance, the Company will evaluate all positive and negative evidence supporting its ability to realize its deferred tax assets, including the legal entity structure implemented subsequent to the completion of the Transaction.

H. Estimated non-redeemable non-controlling interest post acquisition

Represents the non-controlling interest in ContextLogic Holdings LLC at the time of the acquisition considering net assets of ContextLogic Holdings LLC at the time of the acquisition and non-controlling interest ownership of approximately 55%. The adjustment to non-controlling interest considers the $153 million reclassification of ContextLogic Holdings Inc. redeemable non-controlling interest to non-redeemable non-controlling interest:

I.  Estimated acquisition related costs

Represents the accrual for incremental estimated transaction costs incurred by the Company of $20 million.

Note 3 – Adjustments to the Unaudited Pro Forma Condensed Statement of Operations

The following transaction accounting adjustments depict the accounting for the Transaction and are based on preliminary estimates that could change materially as additional information is obtained.

A.
Represents the net adjustment to record amortization expense of $22 million based on the preliminary estimate of the fair value of the identified intangible assets and the related assigned estimated useful life for the year ended December 31, 2025.

B.	Represents the net adjustment to record depreciation expense of $1 million based on the preliminary fair value of the identified property, plant, and equipment for the year ended December 31, 2025.
C.
Represents the elimination of US Salt’s historical interest expense attributable to the debt settlement (see Note 3C) and elimination of ContextLogic’s historical interest income on cash that was used to complete the acquisition.

D.
The income tax impact of the pro forma adjustments is zero due to the net operating loss carryforward position and the full valuation allowance against net deferred tax assets. The Company’s income taxes following the completion of the Transaction will be impacted by many factors including the legal entity structure implemented subsequent to the completion of the Transaction and may be materially different from the pro forma results. Adjustments to the Company's valuation allowance as a result of the Transaction, including the associated income tax benefit, are expected to be non-recurring. In determining its valuation allowance, the Company will evaluate all positive and negative evidence supporting its ability to realize its deferred tax assets, including the legal entity structure implemented subsequent to the completion of the Transaction.

E.
Represents  net loss attributable to non-controlling interest considering net income (loss) of ContextLogic Holdings LLC at the time of the acquisition, non-controlling interest ownership of approximately 55%, and reversal of historical ContextLogic’s accretion of redeemable non-controlling interest that will not be applicable after the Transaction.

F.	Represents the incremental estimated transaction costs incurred by the Company not reflected within historical financial results of $20 million.

Note 4 – Significant Accounting Policies

The unaudited pro forma condensed combined financial information has been prepared using the accounting policies outlined in ContextLogic Holdings Inc.’s unaudited condensed consolidated financial statements for the period ended December 31, 2025. Following the completion of the Purchase Agreement, management will conduct a thorough review of US Salt’s accounting policies. At present, management is not aware of any material differences in accounting policies and, therefore, no adjustments have been made to the pro forma financial information for such differences. However, after the Purchase Agreement and the comprehensive review, management may identify policy differences that, once aligned, could materially affect the consolidated financial statements of ContextLogic Holdings Inc.

Note 5 – Net Loss Per Share

The following table sets forth the computation of pro forma basic and diluted net loss per share for the period ended December 31, 2025 under the following scenarios:

(In millions of U.S. dollars, except share and per share data)	Year ended December 31, 2025
Numerator:
Net loss available to common stockholders—basic and diluted	$(54)

Denominator:
Weighted average common shares outstanding—basic and diluted	26,586
Pro forma adjustment for newly issued shares related to the Transaction[2]	18,699
Pro forma basic weighted average common shares—basic and diluted	45,285

Pro forma net loss per common share—basic and diluted	$(1.19)

2 Pro forma adjustment for newly issued shares is comprised of 15,480 shares of ContextLogic common stock equity consideration (Note 2A) and additional ContextLogic common shares of 3,219 purchased through the Rights Offering inclusive of the Backstop Agreement (Note 6).

Note 6 – Financing Adjustments

A. The Company issued $213 million of new term debt under the Term Loan Facility, net of debt issuance costs of $2 million. The new term debt will accrue interest at an annual rate based on Secured Overnight Financing Rate (the “SOFR”) plus 4.25%. Principal repayments on the term debt will amortize in equal quarterly installments, aggregating to 1.00% of the original principal amount annually, with the remaining balance payable upon maturity in seven (7) years. In addition, in March 2025, the Company entered into the Amended and Restated Investment Agreement under which the Company may elect for BCP to purchase 75,000 preferred units for an aggregate consideration transferred of up to $75 million, which the Company has elected to finance this Purchase Agreement. Furthermore, the Company received $115 million as proceeds from the Rights Offering, with shortfalls covered by the Backstop Agreements. The pro forma effects of the financing adjustments are as follows:

(In millions of U.S. dollars)	Long-term debt, net	Short-term debt, including current portion of long-term debt	Additional paid-in capital	Non- redeemable non- controlling interest	Cash, cash equivalents and restricted cash
Financing items:
Term debt	$211	$2	$-	$-	$213
Rights offering	-	-	115	-	115
Preferred units	-	-	-	75	75
Total	$211	$2	$115	$75	$403

The Company received approximately 3% participation in the rights offering from existing shareholders. A breakdown of funds received from the Rights offering inclusive of the Backstop Agreements is as follows:

(In millions of U.S. dollars, shares in thousands)	Number of Shares	Amount Received
Sources of cash:
Shareholders – common stock	429	$4
Abrams Capital – common stock	2,789	22
BCP – preferred units	11,156	89
Total		$115

B. Represents an increase to interest expense as shown below:

(In millions of U.S. dollars)	Year ended December 31, 2025
Interest on borrowings under the term loan	$18

•
Represents interest expense on the $213 million of net borrowings assumed under the term loan. Interest expense is calculated using the effective interest rate method, with the weighted-average interest rate equal to 8%. A 1/8 percent variance in the interest rate would result in an impact on net income of less than $1 million.